Exhibit 3.3

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

PLUM CREEK TIMBERLANDS, L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of September 29, 2008 (this “Agreement”), is entered into by and between Plum Creek Timber I, L.L.C., as the General Partner, and Plum Creek Timber Company, Inc., as the initial Limited Partner, and amends and restates in its entirety the Agreement of Limited Partnership of Plum Creek Acquisition Partners, L.P. dated as of July 16, 1998, as amended by Amendment No. 1 to the Agreement of Limited Partnership of Plum Creek Acquisition Partners, L.P. dated as of July 1, 1999. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership (a) increased by any amounts such Partner is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulations Section 1.751-l(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases pursuant to a minimum gain chargeback pursuant to Sections 5.3(d)(i) or 5.3(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Value” of any Section 704(c) Property means the fair market value of such asset or other consideration at the time of its contribution to the Partnership as determined by the General Partner using such reasonable method of valuation as it may adopt. Subject to

Section 5.2(d), the General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of assets contributed to the Partnership in a single or integrated transaction among each separate asset on a basis proportional to their fair market values.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Benefit Plan Investor” has the meaning set forth in Section 11.4(g).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the State of New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.2.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of any asset that a Partner contributes to the Partnership pursuant to Section 4.1, 4.2 or 5.1(b).

“Carrying Value” means, with respect to any asset of the Partnership, the adjusted basis of such asset for federal income tax purposes, except that (a) with respect to any Section 704(c) Property, the Carrying Value shall initially equal the Agreed Value of such asset and (b) if the Capital Accounts of the Partners are adjusted pursuant to Section 5.2(d) and Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of the assets of the Partnership, the Carrying Value of each asset of the Partnership shall be adjusted to equal its respective fair market value as of the time of such adjustment. The Carrying Value of all assets of the Partnership shall be adjusted thereafter by depreciation, amortization, depletion or other cost recovery deductions as charged to the Partners’ Capital Accounts and as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate may be amended and/or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Limited Partner” means the Initial Limited Partner and any other Limited Partner to which a Common Limited Partnership Interest is issued or transferred.

“Common Limited Partnership Interests” means any series or class of common Limited Partnership Interests having the rights and obligations set forth in this Agreement.

“Contingent Participating Interest” means, with respect to any series or class of Preferred Limited Partnership Interests, to the extent provided in the related Terms and

Conditions Supplement, a right to share in a percentage of current and liquidating distributions on a pari passu basis with Common Limited Partnership Interests, the terms of which shall be set forth in the applicable Terms and Conditions Supplement. The General Partner shall update Exhibit A upon the commencement and termination of any Contingent Participating Interest, and the aggregate Contingent Participating Interests shall be applied pro rata among the Common Limited Partnership Interests for calculating their adjusted Percentage Interests on Exhibit A.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.3(d)(ix).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. 17-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulations Section 1.752-2(a).

“Event of Withdrawal” has the meaning set forth in Section 13.1.

“General Partner” means Plum Creek Timber I, L.L.C., a Delaware limited liability company, and its successors as general partner of the Partnership.

“Governmental Authority” means the federal government of the United States, any state of the United States or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority, commission or self-regulatory organization.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the regulations adopted thereunder.

“Indemnitee” means the General Partner, any Person who is or was an Affiliate of the General Partner, any Person who is or was an officer, director, employee, agent or trustee of the General Partner or any Affiliate of the General Partner, or any Person who is or was serving at the request of the General Partner or any Affiliate of the General Partner or as a director, officer, employee, agent or trustee of such other Person.

“Initial Limited Partner” means Plum Creek Timber Company, Inc.

“Limited Partner” means the Initial Limited Partner, each Substituted Limited Partner and each Person admitted as a new Limited Partner pursuant to Section 12.3, in each case whether a Common Limited Partner or a Preferred Limited Partner.

“Limited Partnership Interests” means any series or class of Partnership Interests issued to Limited Partners.

“Liquidator” means the General Partner or other Person approved pursuant to Section 14.2 who performs the functions described therein.

“Minimum Gain Attributable to Partner Nonrecourse Debt” means that amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)(2).

“Net Agreed Value” means (a) in the case of any Section 704(c) Property, the Agreed Value of such asset reduced by any liabilities either assumed by the Partnership upon its contribution or to which such asset is subject when contributed and (b) in the case of any asset distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such asset at the time such asset is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such asset is subject at the time of distribution as determined under Section 752 of the Code.

“Net Income” means, for any period, the excess, if any, of the Partnership’s items of income and gain for such period over the Partnership’s items of loss and deduction for such period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 5.3(d). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to a Required Allocation or a Curative Allocation, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means, for any period, the excess, if any, of the Partnership’s items of loss and deduction for such period over the Partnership’s items of income and gain for such period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 5.3(d). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to a Required Allocation or a Curative Allocation, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

“Nonrecourse Built-in Gain” means with respect to any Section 704(c) Property that is subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners if such asset were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) in form and substance acceptable to the General Partner.

“Partner” means a General Partner or a Limited Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partnership” means the limited partnership previously formed and continued pursuant to this Agreement and any successor thereto.

“Partnership Interest” means the interest of a Partner in the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

“Partnership Securities” has the meaning assigned to such term in Section 4.2(b).

“Percentage Interest” means as to the General Partner and each Limited Partner that holds Common Limited Partnership Interests or Contingent Participating Interests, the percentage set forth on Exhibit A attached hereto, as such Exhibit may be updated from time to time upon (i) the admission of any additional Limited Partner pursuant to Section 12.3 or Substituted Limited Partner to the Partnership as a Common Limited Partner in accordance with the terms of this Agreement, (ii) the contribution to the Partnership of any amount by the General Partner or any Limited Partner pursuant to Section 4.2; or (iii) the commencement or termination of any Contingent Participating Interest. For the avoidance of doubt, a Preferred Limited Partner that does not currently have a Contingent Participating Interest shall not have a Percentage Interest.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

“Preferred Limited Partner” means any Limited Partner to which a Preferred Limited Partnership Interest is issued.

“Preferred Limited Partnership Interests” means any series or class of preferred Limited Partnership Interests having the rights and obligations set forth in this Agreement and the related Terms and Conditions Supplement.

“Required Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to (a) the proviso of Section 5.3(b) or (b) Sections 5.3(d)(i), 5.3(d)(ii), 5.3(d)(iii), 5.3(d)(iv), 5.3(d)(v), 5.3(d)(vi) or 5.3(d)(viii), such allocations (or limitations thereon) being directly or indirectly required by the Treasury regulations promulgated under Section 704(b) of the Code.

“Section 704(c) Property” means any asset the Carrying Value of which differs from its adjusted basis for federal income tax purposes either because it was contributed to the Partnership or because its Carrying Value has been adjusted pursuant to Section 5.2(d)(i) or (d)(ii).

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Terms and Conditions Supplement” means, with respect to each series or class of Preferred Limited Partnership Interests issued by the Partnership pursuant to Section 4.2, a supplement to this Agreement adopted by the General Partner and containing the terms and conditions of such series or class.

“Unrealized Gain” attributable to any asset of the Partnership means, as of any date of determination, the excess, if any, of (a) the fair market value of such asset (as determined under Section 5.2(d)) as of such date, over (b) the Carrying Value of such asset as of such date (prior to any adjustment to be made pursuant to Section 5.2(d)) as of such date.

“Unrealized Loss” attributable to any asset of the Partnership means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such asset as of such date (prior to any adjustment to be made pursuant to Section 5.2(d)) as of such date, over (b) the fair market value of such asset (as determined under Section 5.2(d)) as of such date.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation and Continuation. The Partnership has been formed as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. The Partnership Interest of each Partner shall be personal property for all purposes.

2.2 Name. The name of the Partnership shall be “Plum Creek Timberlands, L.P.” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3 Registered Office; Principal Office. The address of the registered office of the Partnership in the State of Delaware shall be located at The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be 999 Third Avenue, Suite 4300, Seattle, Washington 98104 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

2.4 Power of Attorney.

(a) Each Limited Partner hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 14.2, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and authorized officers and attorneys-in-fact of each, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of, the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own assets; (ii) all instruments that the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with their respective terms; (iii) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (iv) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIV or the Capital Contribution of any Partner; and (v) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Limited Partnership Interests or other Partnership Securities.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

2.5 Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the termination of the Partnership in accordance with the provisions of Article XIV.

ARTICLE III

PURPOSE

3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Act.

3.2 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

ARTICLE IV

CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS

4.1 Prior Contributions. Prior to the date of this Agreement, the General Partner and the Initial Limited Partner have made Capital Contributions to the Partnership. As of the date hereof, the General Partner and the Initial Limited Partner agree that their respective interests in the Partnership are as set forth on Exhibit A.

4.2 Additional Capital Contributions; Issuances of Additional Partnership Securities.

(a) The General Partner may in its sole discretion make, or permit any Limited Partner to make, additional Capital Contributions to the Partnership in cash or in property. The General Partner shall adjust the Percentage Interests of the Partners on Exhibit A to reflect such additional contributions. No Partner shall have any obligation to make additional capital contributions to the Partnership.

(b) The General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests, including Preferred Limited Partnership Interests, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, “Partnership Securities”), for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partner. The General Partner shall have sole discretion, subject to the guidelines set forth in this Section 4.2 and the requirements of the Delaware Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.

(c) Notwithstanding any provision of this Agreement to the contrary, additional Partnership Securities to be issued by the Partnership pursuant to this Section 4.2 may be issued from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing classes and series of Partnership Securities, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, subject to Delaware law, including, without limitation, (i) the allocations of items of

Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Securities; (ii) the rights of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of additional Partnership Securities is redeemable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of additional Partnership Securities may be redeemed by the Partnership; (v) whether such class or series of additional Partnership Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into any other class or series of Partnership Securities; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued and may be assigned or transferred; (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of each such class or series; and (viii) the Capital Contributions required to be made by the holders of each such class or series of Partnership Securities; provided, however, that no series of Preferred Limited Partnership Interests may be given a preference on liquidation over another series without the consent of a majority in interest of the holders of the first series.

(d) The General Partner is hereby authorized and directed to take all actions it deems appropriate or necessary in connection with each issuance of Partnership Securities pursuant to this Section 4.2 and to amend this Agreement in any manner which it deems appropriate or necessary to provide for each such issuance, to admit additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Partnership Securities being so issued. The rights, powers and duties of any series or class of Preferred Limited Partnership Interests may be specified in a Terms and Conditions Supplement adopted by the General Partner, in which case such Terms and Conditions Supplement shall be incorporated into this Agreement and this Agreement shall be deemed amended thereby without any further action on the part of the General Partner or any Limited Partner. To the extent that any provision in a Terms and Conditions Supplement adopted by the General Partner under this Section 4.2(d) conflicts with any provision of this Agreement, the Terms and Conditions Supplement shall control.

(e) The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any Governmental Authority.

4.3 No Preemptive Rights. No Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Partnership Securities, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Partnership Securities; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Partnership Securities; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.

4.4 Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

4.5 No Withdrawal. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as provided in Section 4.2, and Articles VI and XIV.

4.6 Loans from Partners. Loans by a Partner to the Partnership shall not constitute Capital Contributions. If any Partner advances funds to the Partnership in excess of the amounts required to be contributed by it to the capital of the Partnership, the amount of any such excess advances shall be a debt obligation of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made.

ARTICLE V

PARTNERSHIP TREATMENT FOR TAX PURPOSES;

CAPITAL ACCOUNTS;

ALLOCATIONS AND DISTRIBUTIONS

5.1 Classification of Partnership for Tax Purposes.

(a) The parties acknowledge that, until any equity interest in the Partnership is issued or transferred to a Person that is not considered a disregarded entity wholly owned by the Initial Limited Partner for federal income tax purposes, the Partnership will itself be considered a disregarded entity wholly owned by the Initial Limited Partner for federal income tax purposes. If any equity interest in the Partnership (but less than all of such equity interests) is issued or transferred to a Person that is not a disregarded entity of the Initial Limited Partner, such issuance or transfer will be deemed for federal income tax purposes to constitute the formation of a partnership. None of the provisions of this Article V will apply unless and until the Partnership becomes a partnership for federal income tax purposes.

(b) If the Partnership becomes classified as a partnership for federal income tax purposes, Capital Accounts will be determined for each Partner as of the date of such deemed formation of the partnership in accordance with the method described in Section 5.2(d)(i) as if each Partner contributed a share of the Partnership’s assets to the newly formed partnership, such that the aggregate of the balances of the Partner’s Capital Accounts equals the total of the Net Agreed Value of the assets of the Partnership immediately after the deemed formation of the partnership. Each deemed contribution shall be treated as an actual Capital Contribution for purposes of this Agreement.

(c) To the extent required under applicable law, including Revenue Ruling 99-5, 1999-1 C.B. 434, the basis of the Partnership’s assets will be adjusted as a result of the deemed formation of the partnership. Each asset held by the Partnership at the time it becomes classified as a Partnership for federal income tax purposes will be considered Section 704(c) Property if there is a difference between its Agreed Value and its federal income tax basis (as adjusted under the preceding sentence) at that time.

5.2 Capital Accounts.

(a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Subject to Section 5.1, such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership by such Partner pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.2(b) and allocated to such Partner pursuant to Section 5.3, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or assets made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.2(b) and allocated to such Partner pursuant to Section 5.3.

(b) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.3.

(ii) Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iii) Any income, gain or loss attributable to the taxable disposition of any Partnership asset (including any disposition of a timber interest) shall be determined as if the adjusted basis of such asset as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such asset as of such date.

(iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Section 704(c) Property shall be determined as if the adjusted basis of such asset as of the date it was acquired by the Partnership was equal to the Agreed Value of such asset. Upon an adjustment pursuant to Section 5.2(d) to the Carrying Value of any Partnership asset subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such asset shall be determined (A) as if the adjusted basis of such asset were equal to the Carrying Value of such asset immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred;

(d) (i) Consistent with the provisions of Treasury Regulations Section 1.704-l(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or assets, the Capital Accounts of all Partners and the Carrying Value of each Partnership asset immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership asset, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such asset immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 5.3. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual assets.

(ii) In accordance with Treasury Regulations Section 1.7041(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership asset (including distributions in liquidation of the Partnership under Article XIV but excluding distributions of cash that are not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of such Partnership asset shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership asset, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of each such asset immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.3. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution which is not made pursuant to Section 14.3 or 14.4, be determined and allocated in the manner provided in Section 5.2(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 14.3 or 14.4, be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt.

(e) No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

5.3 Allocations For Capital Account Purposes. For purposes of maintaining the Capital Accounts, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.2(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. After adjusting each Partner’s Capital Account for all contributions and distributions during such period and giving effect to the special allocations set forth in Section 5.3(d), and after making any allocations required to be made to any series of

Preferred Limited Partnership Interest pursuant to any Terms and Conditions Supplement, all Net Income for such period shall be allocated among the Partners in proportion to their Percentage Interests.

(b) Net Losses. After adjusting each Partner’s Capital Account for all contributions and distributions during such period and giving effect to the special allocations set forth in Section 5.3(d), and after making any allocations required to be made to any series of Preferred Limited Partnership Interest pursuant to any Terms and Conditions Supplement, Net Losses for such period shall be allocated among the Partners in proportion to their Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 5.3(b) to the extent that such allocation would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such period (or increase any existing deficit balance in its Adjusted Capital Account), while any other Partner or Partners have positive Adjusted Capital Account balances, and such Net Losses shall instead be allocated among such other Partner or Partners in proportion to the positive balances in their Adjusted Capital Accounts.

(c) Each allocation in this Article V shall consist of a proportionate amount of the ordinary income and capital gains of the Partnership for the period, provided, that, in making allocations of depreciation recapture under Section 1245 or 1250 of the Code, unrecaptured Section 1250 gain under Section 1(h) of the Code, or similar items, principles consistent with those of Treasury Regulations Section 1.1245-1(e) shall be followed such that amounts treated as ordinary income shall be allocated first to the Partner that was allocated the related ordinary deduction.

(d) Special Allocations. Notwithstanding any other provision of this Section 5.3, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.3, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.3(d)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.3(d) with respect to such taxable period (other than an allocation pursuant to Sections 5.3(d)(v) or 5.1(d)(vi)). This Section 5.3(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt. Notwithstanding any other provision of this Section 5.3 (other than Section 5.3(d)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations

Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.3(d)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.3(d), other than Section 5.3(d)(i) and other than an allocation pursuant to Sections 5.3(d)(v) or 5.3(d)(vi), with respect to such taxable period. This Section 5.3(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. Except as provided in Sections 5.3(d)(i) and 5.3(d)(ii), in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or 704-l(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 5.3(d)(iii) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.3 have been tentatively made as if this Section 5.3(d)(iii) was not in this Agreement.

(iv) Gross Income Allocations. If any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period that is in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.3(d)(iv) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5.3 have been tentatively made as if Section 5.3(d)(iii) and this Section 5.3(d)(iv) were not in the Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. For purposes of Treasury Regulations Section 1.752-3(a)(3), the Partners agree that “excess nonrecourse liabilities” of the Partnership (as defined in Treasury Regulations Section 1.752-3(a)(3)) shall be allocated among the Partners in accordance with their respective Percentage Interests; provided that the General Partner may modify this provision if it determines, in its sole discretion, that such modification is necessary to make the allocation of Nonrecourse Liabilities among the Partners consistent with the intent of the Treasury Regulations.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury regulations.

(ix) Curative Allocations. Notwithstanding any other provision of this Section 5.3, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and this Curative Allocation not otherwise been provided in this Section 5.3, Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Minimum Gain Attributable to Partner Nonrecourse Debts. Allocations pursuant to this Section 5.3(d)(ix) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 5.3(d)(ix) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

5.4 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.3.

(b) Any item of income, gain (including gain recognized pursuant to Section 631(b) of the Code), loss, and deduction with respect to Section 704(c) Property shall be allocated to the Partners solely for income tax purposes in a manner that takes into account the difference between its adjusted basis for federal income tax purposes and its Carrying Value. The

General Partner may, in its sole discretion, choose any method for making any such allocations that is consistent with the principles of Treasury Regulations Section 1.704-3.

(c) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest shall, for federal income tax purposes, be allocable by the General Partner in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

5.5 Tax Controversies. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Limited Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

ARTICLE VI

DISTRIBUTIONS

6.1 Requirement for and Priority of Distributions. Except as provided in Section 14.3 and in any Terms and Conditions Supplement, the Partnership shall not be obligated to make distributions to the Partners and the General Partner shall have the right to cause the Partnership to use cash and other assets of the Partnership for any purpose the General Partner deems necessary or desirable. If the General Partner elects to make a distribution prior to the dissolution of the Partnership, such distribution shall be made to the Partners in accordance with their Percentage Interests at the time of the distribution. Notwithstanding the foregoing, to the extent required in any Terms and Conditions Supplement with respect to any series or class of Preferred Limited Partnership Interests, the General Partner shall cause the Partnership to distribute any funds it reasonably determines are available for distribution to such Preferred Limited Partnership Interests when required to do so in such Terms and Conditions Supplement.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

7.1 Management. The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any right of control or management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership including, without limitation,

(a) the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

(b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(c) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval which may be required by Section 7.3);

(d) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership or any subsidiary, the lending of funds to other Persons and the repayment of obligations of the Partnership and the making of capital contributions to any Person;

(e) the negotiation and execution on any terms deemed desirable in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of the Partnership operations or the implementation of its powers under this Agreement;

(f) the distribution of Partnership cash;

(g) the selection and dismissal of employees (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(h) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

(i) the formation of, or acquisition of an interest in, and the contribution of assets to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable;

(j) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and

(k) the undertaking of any action in connection with the Partnership’s investment in any subsidiary.

7.2 Certificate of Limited Partnership. The General Partner has filed the Certificate of Limited Partnership with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates, documents, or amendments as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own assets. The General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Limited Partner.

7.3 Restrictions on General Partner’s Authority. Except as provided in Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person), without the approval of a majority of the Percentage Interests of the Common Limited Partnership Interests; provided, however, that this provision shall not preclude or limit the mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the Partnership’s assets and shall not apply to any forced sale of any or all of the Partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

7.4 Reimbursement of the General Partner. The General Partner shall not be compensated for its services as general partner of the Partnership, but shall be entitled to reimbursement for all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership.

7.5 Indemnification.

(a) To the fullest extent permitted by law, the Partnership shall and hereby does indemnify and save harmless each Indemnitee from and against any claim, loss, expense, liability, action or demand incurred by such Indemnitee in respect of any omission to act or of any act performed by such Indemnitee, in the good faith belief that it was acting or refraining from acting within the scope of its authority under this Agreement on behalf of the Partnership or in furtherance of the Partnership’s interests, including reasonable fees and expenses of litigation and appeal (including reasonable fees and expenses of attorneys engaged by such Indemnitee in defense of such act or omission); provided, however, that the foregoing indemnity shall be limited to the assets of the Partnership and shall not be recourse to any of the Partners.

(b) No Indemnitee shall be entitled to any indemnity for any loss sustained or fees or expenses incurred by such Indemnitee by reason of the fraud, gross negligence or willful misconduct of such Indemnitee or its respective Affiliate.

(c) The provisions of this Section 7.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(d) No amendment, modification or repeal of this Section 7.5 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal regardless of when such claims may arise or be asserted.

7.6 Liability of Indemnitees. Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership and the Limited Partners for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

7.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the assets of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

7.8 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

8.2 Management of Business. No Limited Partner (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such) shall take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

8.3 Outside Activities. Any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

8.4 Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement, upon redemption of its Partnership Interest to the extent provided in any Terms and Conditions Supplement or upon termination of the Partnership as provided herein. Except to the extent provided by Article VI, any Terms or Conditions Supplement, or as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business. Any records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Limited Partners and Partnership Securities, books of account and records of Partnership proceedings, may be kept on any information storage device. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

ARTICLE X

TAX MATTERS

10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of any necessary returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within 90 days of the close of each taxable year, the tax information reasonably required by Limited Partners to file any required federal, state or local income tax return. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes. The taxable year of the Partnership shall be the calendar year.

10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole discretion that such revocation is in the best interests of the Limited Partners.

ARTICLE XI

TRANSFER OF INTERESTS

11.1 Transfer.

(a) The term “transfer,” when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise of such Partnership Interest.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

11.2 Transfer of General Partner’s Partnership Interest.

(a) The General Partner may transfer all, but not less than all, of its Partnership Interest as the General Partner to a single transferee if, but only if, (i) the holders of at least 66 2/3% of the Percentage Interests of the Common Limited Partnership Interests approve of such transfer and of the admission of such transferee as General Partner, (ii) the transferee agrees to assume and be bound by the provisions of this Agreement and (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in a loss of limited liability of any Limited Partner or result in the Partnership being treated as a corporation or as an association taxable as a corporation for federal income tax purposes.

(b) Neither Section 11.2(a) nor any other provision of this Agreement shall be construed to prevent (and all Partners do hereby consent to) the transfer by the General Partner of all of its Partnership Interest upon its merger, consolidation or other combination into any other entity or the transfer by it of all or substantially all of its assets to another entity (provided that such entity assumes all of the rights and duties of the General Partner), to the transferee or successor entity; provided that, such entity furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of any Limited Partner or result in the Partnership being treated as a corporation or as an association taxable as a corporation for federal income tax purposes. In the case of a transfer pursuant to this Section 11.2(b), the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

11.3 Restrictions on Transfers of Limited Partners’ Partnership Interests. (a) Except as provided in any Terms and Conditions Supplement, no Limited Partner may transfer its Limited Partnership Interest without the consent of the General Partner, which consent may be given or withheld in its sole discretion.

11.4 Conditions Applicable to Permitted Transfers of Limited Partnership Interests. (a) All transfers of Limited Partnership Interests permitted pursuant to Section 11.3 must comply with the following requirements:

(a) The transferring Limited Partner must give notice of the proposed transfer to the General Partner not less than ten (10) days prior to the effective date of the proposed transfer;

(b) The transferring Limited Partner and the prospective transferee each execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment and such other instruments as are reasonably satisfactory in form and substance to the General Partner and to confirm the transferor’s intention that the transferee become a Substitute Limited Partner in its place with respect to the Limited Partnership Interests so transferred, and the prospective transferee makes the representations, warranties and covenants set forth in Exhibit B as of the date of such transfer;

(c) The transferee executes, adopts and acknowledges this Agreement, and executes such other agreements as the General Partner may reasonably deem necessary or appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of the transferor under this Agreement (to the extent the transferor is to be released from such obligations);

(d) The transfer will not violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Partnership or any of its assets;

(e) The transfer (i) will not result in the taxation of the Partnership as a corporation or as an association taxable as a corporation for federal income tax purposes (in the General Partner’s reasonable judgment) and (ii) will not affect the Partnership’s existence or qualification as a limited partnership under the Delaware Act;

(f) The transferor and transferee of such Limited Partnership Interest shall obtain all authorizations, consents, orders and approvals of, give all notices to and make all filings with, all Governmental Authorities and third parties that may be or become necessary for consummation of the transfer and, in connection therewith, shall be responsible for its own fees and expenses, including any fees and expenses of counsel, accountants or other professional advisors. Without limiting the generality of the foregoing, the transferor and transferee shall make such filings as may be required under the HSR Act or any state law requirements relating to the business conducted by the Partnership. To the extent required by the HSR Act, the transferee and transferor involved in the transfer shall (i) file or cause to be filed, as promptly as practicable, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning such transfer and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transfer, in each case so that the initial thirty (30) day waiting period applicable under the HSR Act shall expire as soon as practicable; and

(g) The transfer will not result in the Limited Partnership Interest being acquired or otherwise beneficially owned by any Benefit Plan Investor. For the purposes of this paragraph, a “Benefit Plan Investor” shall mean: (i) an employee benefit plan (as defined in Section 3(3) of ERISA), that is subject to Title I of ERISA, (ii) a plan described in Section 4975 of the Code, (iii) an entity whose underlying assets include “plan assets” within the meaning of Section 3(42) of ERISA by reason of a plan’s investment in such entity (including but not limited to an insurance company general account), or (iv) an entity that otherwise constitutes a “benefit plan investor” within the meaning of the DOL Regulation Section 2510.3-101 (29 C.F.R. Section 2510.3-101).

ARTICLE XII

ADMISSION OF PARTNERS

12.1 Admission of Substituted Limited Partners. Upon compliance with the provisions of Sections 11.3 and 11.4, a transferee of a Limited Partner shall be admitted as a Substituted Limited Partner.

12.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 13.2 or the transferee of or successor to the General Partner’s Partnership Interest pursuant to Section 11.2 shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or the transfer pursuant to Section 11.2. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

12.3 Admission of Additional Limited Partners.

(a) A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement and any related Terms and Conditions Supplement shall be admitted to the Partnership as a Limited Partner upon furnishing to the General Partner such documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as a Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 12.3, except as provided in any Terms and Conditions Supplement, no Person shall be admitted as a Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion.

12.4 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

ARTICLE XIII

WITHDRAWAL OR REMOVAL OF PARTNERS

13.1 Withdrawal of the General Partner. The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(a) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(b) the General Partner transfers all of its rights as General Partner pursuant to Section 11.2;

(c) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in paragraph (c) occurs, the withdrawing General Partner shall give written notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal or removal of the General Partner from the Partnership. The withdrawal of the General Partner shall be effective upon the appointment of a successor General Partner under Section 13.2.

13.2 Appointment of Successor General Partner. If the General Partner gives notice of its withdrawal in accordance with Section 13.1, holders of 66 2/3% of the Percentage Interests of the Common Limited Partnership Interests may elect a successor General Partner. If the Common Limited Partners do not elect a successor General Partner within 90 days of receiving the notice of the General Partner’s withdrawal, the Partnership shall be dissolved in accordance with Section 14.1. If a successor General Partner is elected, such successor shall be admitted to the Partnership and shall continue the business of the Partnership without dissolution.

13.3 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that upon a transfer of a Limited Partner’s Partnership Interest in accordance with this Agreement, the transferring Limited Partner shall cease to be a Limited Partner with respect to the Partnership Interest so transferred.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

14.1 Dissolution. The Partnership shall not be dissolved by the admission of new Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 13.1 and a successor General Partner is not elected in accordance with Section 13.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the affirmative vote of the holders of at least 66 2/3% of the Percentage Interests of the Common Limited Partnership Interests;

(c) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) the sale of all or substantially all of the assets and properties of the Partnership.

14.2 Liquidation Upon Dissolution of the Partnership. The General Partner, or in the event the General Partner has been dissolved or removed, become bankrupt as set forth in Section 13.1 or withdrawn from the Partnership, a liquidator or liquidating committee approved by the holders of at least 66 2/3% of the Percentage Interests of the Common Limited Partnership Interests, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the holders of at least 66 2/3% of the Percentage Interests of the Common Limited Partnership Interests. The Liquidator shall agree not to resign at any time without 15 days’ prior written notice and (if other than the General Partner) may be removed at any time, with or without cause by notice of removal approved by holders of at least 66 2/3% of the Percentage Interest of the Common Limited Partnership Interests. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the holders of at least 66 2/3% of the Percentage Interests of the Common Limited Partnership Interests. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding-up and liquidation of the Partnership as provided for herein. Subject to Section 14.4 and the provisions of any Terms and Conditions Supplement, the Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation pursuant to Section 14.3.

14.3 Distributions in Liquidation. (a) The Liquidator shall apply and distribute the proceeds of the liquidation of the Partnership’s assets in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a) to the payment to creditors of the Partnership, including Partners who are creditors, in order of priority provided by law;

(b) to the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes; and

(c) to all Partners in accordance with their Percentage Interests.

14.4 Distributions in Kind. Notwithstanding the provisions of Section 14.2, which require the liquidation of the assets of the Partnership, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including those to Partners as creditors) and distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the priorities set forth in Section 14.3, undivided interests in Partnership assets. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any asset distributed in kind using such reasonable method of valuation as it may adopt.

14.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and assets as provided in Sections 14.3 and 14.4, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

14.6 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.2, in order to minimize any losses otherwise attendant upon such winding-up and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

14.7 Return of Capital, Distributions. The General Partner shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets. No Partner shall be obligated to return any distribution received from the Partnership except as required by law.

14.8 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership assets.

ARTICLE XV

AMENDMENT OF PARTNERSHIP AGREEMENT

15.1 Amendments. (a) The General Partner may amend any provision of this Agreement with the approval of the holders of at least 66 2/3% of the Percentage Interests of the Common Limited Partnership Interests.

ARTICLE XVI

GENERAL PROVISIONS

16.1 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

16.2 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

16.3 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

16.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

16.5 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

16.6 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

16.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute waiver of any such breach or any other covenant, duty, agreement or remedy consequent upon a breach thereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

PLUM CREEK TIMBER I, L.L.C.,

By:	/s/ Russell Hagen
	Name:	Russell Hagen
	Title:	Vice President, Real Estate

PLUM CREEK TIMBER COMPANY, INC.,
a Delaware corporation

By:	/s/ Russell Hagen
	Name:	Russell Hagen
	Title:	Vice President, Real Estate

Exhibit A

Percentage Interests of Partners

as of September 29, 2008

Limited Partner	Designation	Percentage Interest
Plum Creek Timber I, L.L.C.	General Partner	1%
Plum Creek Timber Company, Inc.	Common Limited Partner	99%

Exhibit A

Exhibit B

Representations and Warranties to be made by Transferees of Limited Partnership

Interests

Each transferee of Limited Partnership Interests represents, warrants, acknowledges and agrees, as to itself, that:

(a) For each Limited Partner that is a corporation, limited liability company or partnership, it is a corporation, limited liability company or partnership, as applicable, duly organized or formed and validly existing in good standing under the laws of the state of its organization or formation; it has the requisite power and authority to enter into this Agreement, to acquire and hold its Partnership Interests and to perform its obligations hereunder; its execution, delivery and performance of this Agreement has been duly authorized; and it has obtained any consent, approval, authorization or order of any court or governmental agency or body required for its execution, delivery and performance of this Agreement.

(b) This Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it are duly authorized, executed and delivered by and are and will be binding and enforceable against it.

(c) Its execution, delivery, and performance of this Agreement will not (i) conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default), or result in the acceleration of any obligation, under any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (ii) conflict with or violate any of the provisions of its organizational documents, or (iii) violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or officials.

(d) There is no action, suit or proceeding pending or, to its knowledge, threatened against it in any court or by or before any other governmental agency or instrumentality that would prohibit its entry into or performance of this Agreement.

(e) It has been advised to and has engaged its own counsel (whether in-house or external) and any other advisers it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Partnership or any other Partner), it is capable of evaluating the risks and merits of an investment in the Partnership Interests and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Limited Partner to rely upon the advice of counsel acting for another Partner or to create an attorney-client relationship between a Limited Partner and counsel for another Partner.

(f) Neither it nor any of its Affiliates has employed any broker or finder or incurred any liability therefor in connection with the transfer of any asset to the Partnership or the transactions contemplated herein which has not been fully paid.

(g) It has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the purchase or sale of its Partnership Interest.

(h) It is financially able to bear the economic risk of its investment in its Partnership Interest, including the total loss thereof.

(i) No Person has at any time expressly or impliedly represented, guaranteed, or warranted to it that it may freely transfer its Partnership Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of its investment in its Partnership Interest, that past performance or experience on the part of the Partners in the Partnership or their respective Affiliates in any way indicates the future results of the ownership of its Partnership Interest or of the overall Partnership business, that any cash distributions from Partnership operations or otherwise will be made by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Partnership.

(j) It acknowledges that its Partnership Interests have not been registered under the Securities Act, or qualified under the blue sky laws of any state, in reliance, in part, on its representations, warranties, and agreements herein.

(k) It acknowledges that its investment in its Partnership Interest is speculative, involves a substantial risk of loss of its entire investment in the Partnership, that it understands and takes full cognizance of the risk factors related to purchase of its Partnership Interest and that the other Partners may (and will be permitted to) advance and seek to protect their own individual interests when making decisions or exercising rights relating to the Partnership and not necessarily the interests of the Partnership or another Partner.

(l) It is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D under the Securities Act and it represents that it is an “accredited investor” within the meaning of that Rule.

(m) It acknowledges that there are substantial restrictions on the transferability of its Partnership Interest pursuant to this Agreement, that there is no public market for its Partnership Interest and none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Partnership. Without limiting the other representations set forth herein, and without limiting Article XI of this Agreement, it will not make a transfer (including to an Affiliate) of all or any part of its Partnership Interest or any direct or indirect ownership interest in it that will result in the violation by it or the Partnership of the Securities Act, or any other applicable securities laws.

(n) It has consulted with its own attorneys, accountants and financial advisors regarding all legal, tax and financial matters concerning an investment in the Partnership and the tax consequences of participating in the Partnership. It acknowledges that the tax consequences of its investment in the Partnership will depend on its particular circumstances, and neither the Partnership, the Partners nor the partners, shareholders, members, managers, fiduciaries, agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the legal, tax, or financial consequences to it of an investment in the Partnership. It will look solely to, and rely upon, its own advisers with respect to the legal and tax consequences of this investment.

(o) It shall defend and indemnify the Partnership and the other Partners against, and shall hold it and them harmless from, any damage, loss, liability, or expense, including reasonable attorneys’ fees, as and when incurred by the Partnership or the other Partners in connection with or resulting from the indemnifying Partner’s breach of the representations and warranties contained in this Exhibit F. The obligations of a Partner under this subsection (o) will survive the transfer of its Partnership Interest.

(p) To the best of its knowledge, neither it nor any of its direct or indirect members, shareholders, partners or Affiliates currently is (1) identified on the OFAC List (as hereinafter defined) or otherwise qualifies as a Prohibited Person (as hereinafter defined) or (ii) in violation of any legal requirements relating to anti-money laundering or anti-terrorism, including, without limitation, those related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time. For purposes of this subsection (p), the term “OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf. and the term “Prohibited Person” means any Person identified on the OFAC List or any other Person or foreign country or agency thereof with whom a U.S. Person may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

(q) It is not a foreign person with respect to which either any other Partner or the Partnership would be required to withhold U.S. federal income tax under Section 1441, 1442, 1445, or 1446 of the Code, and it agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service, the Partnership, or any other Partner to avoid any such withholding requirement.

PLUM CREEK TIMBERLANDS, L.P.

TERMS AND CONDITIONS SUPPLEMENT

TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF SERIES T-1 REDEEMABLE PREFERRED LIMITED PARTNERSHIP INTERESTS

This Terms and Conditions Supplement (this “Supplement”) to the Amended and Restated Agreement of Limited Partnership of Plum Creek Timberlands, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Partnership”), sets forth the rights, preferences, and obligations of holders of the Preferred Limited Partnership Interest designated Series T-1 (the “Series T-1 Interest”).

WHEREAS, this Supplement is a “Terms and Conditions Supplement” adopted pursuant to Section 4.2 of the Amended and Restated Agreement of Limited Partnership of Plum Creek Timberlands, L.P. (the “Partnership Agreement”) by the General Partner. Capitalized terms used in this Supplement without definition have the meanings ascribed to them in the Partnership Agreement.

WHEREAS, the Series T-1 Interest is issued in connection with the following transaction (the “Southern Diversified Timber Transaction”): (i) the indirect contribution by the Partnership of timberlands to Southern Diversified Timber, LLC pursuant to a Contribution Agreement dated as of August 22, 2008 by and between TCG Member, LLC, and Plum Creek Timber Operations I, L.L.C. and (ii) the extension of credit (the “Southern Diversified Timber Loan”) by Southern Diversified Timber, LLC (the “Lender”) to Plum Creek Ventures I, LLC, the initial holder (“Initial Holder”) of the Series T-1 Interest and the pledge by the Initial Holder of the Series T-1 Interest to the Lender to secure the Southern Diversified Timber Loan.

NOW THEREFORE, the terms of the Series T-1 Interest, as set by the General Partner, including required contributions, preferences, voting powers, restrictions, limitations as to distributions, qualifications, and terms or conditions of redemption, are as set forth below.

Section 1. Definitions

“Additional Preferred Return” means any and all distributions to be made to the holder or holders of the Series T-1 Interest pursuant to Section 4(b) of this Supplement.

“Base Amount” means an amount equal to $783,000,000.

“Contingent Participating Interest” means the right of the holder of the Series T-1 Interest to distributions from the Partnership described in Section 5 of this Supplement.

“Credit Agreement” means that certain Credit Agreement and Guarantee by and among Southern Diversified Timber, LLC, as lender, Plum Creek Ventures I, LLC, as borrower, and Plum Creek Timber Company, Inc., as guarantor, and relating to the Southern Diversified Timber Loan.

“Distribution Period” means the period commencing on the day after the end of the preceding Distribution Period and ending on each February 15, May 15, August 15, and November 15 of each year; provided that (i) the first Distribution Period shall begin on the date that the Initial Holder receives the proceeds of the Southern Diversified Timber Loan; (ii) if any date on which a Distribution Period ends is not a business day, the payment of Preferred Return or Additional Preferred Return, as the case may be, for such Distribution Period shall be made on the next business day, provided such extension of time shall not be reflected in computing such Preferred Return or Additional Preferred Return, as the case may be; and (iii) the Distribution Period that would otherwise end on February 15, 2009 shall instead end on March 10, 2009.

“Fair Market Value” of any asset of the Partnership shall be determined as follows:

(i) The General Partner and the holder of the Series T-1 Interest shall endeavor to agree upon Fair Market Value. If such parties cannot so agree within thirty (30) days after a request for determination from either party, within ten (10) days after the expiration of such 30 day period, each of the General Partner and the holder of the Series T-1 Interest (A) shall set forth in writing such party’s determination of Fair Market Value and (B) shall designate, by notice given to the other, a Qualified Appraiser for determination of Fair Market Value. If the General Partner’s and the holder of the Series T-1 Interest’s separate valuations vary by five percent (5%) or less of the higher valuation, Fair Market Value shall be the average of the separately-determined values. If the values vary by more than five percent (5%) of the higher valuation, within thirty (30) days after the close of the 10-day period, each such Qualified Appraiser shall submit to the General Partner and the holder of the Series T-1 Interest their respective determined valuation.

(ii) If either the General Partner or the holder of the Series T-1 Interest fails to express its determination of Fair Market Value or designate a Qualified Appraiser within the 10 day period described above, or in the event that a Qualified Appraiser designated by any such party fails to submit its valuation within the required 30 day period, and if any such failure continues for ten (10) days after notice of such failure from the other such party, such failure shall be deemed for all purposes to constitute acceptance of the valuation expressed by the party complying with each of such procedural requirements.

(iii) If the two Qualified Appraisers are appointed and deliver reports in a timely fashion and if the two valuations set forth vary by five percent (5%) or less of the higher valuation, Fair Market Value shall be the average of the two values determined.

(iv) If the valuations set forth in the two reports vary by more than five percent (5%) of the greater value, the two Qualified Appraisers shall select a third Qualified Appraiser within seven days after delivery of such two reports to the General Partner and the holder of the Series T-1 Interest. If the two Qualified Appraisers are unable to agree upon the appointment of a third within the required seven-day period, either the General Partner or the holder of the Series T-1 Interest may, upon written notice to the other, request that such appointment be made by any judge sitting for a federal court of competent jurisdiction in the State of Washington.

(v) In the event that all three of the Qualified Appraisers cannot agree upon the valuation within 10 days following the selection of the third Qualified Appraiser (which agreed value shall in no event be higher than the higher of the two previously submitted nor lower than the lower of such previous valuations), the third Qualified Appraiser shall, within twenty-five (25) days thereafter, submit a valuation to the other two Qualified Appraisers and to the General Partner and the holder of the Series T-1 Interest in writing, and the Fair Market Value shall be the average of the two numerically closest values (or, if the values are equidistant, the average of all three values) determined by the three Qualified Appraisers.

(vi) In the event that any Qualified Appraiser appointed hereunder resigns, refuses or is unable to perform his or her obligation hereunder for reasons unrelated to the acts or omissions of the appointing party, then the party or parties appointing such Qualified Appraiser shall have the right unilaterally to appoint a substitute Qualified Appraiser and the deadline for the production of such Qualified Appraiser’s appraisal shall be subject to an extension of not more than 30 days.

(vii) In connection with any valuation process, the General Partner and the holder of the Series T-1 Interest and the Partnership will provide the Qualified Appraisers full access during normal business hours to examine all pertinent books, records and files, agreements, leases and other operating agreements. The fees and expenses of the Qualified Appraisers shall be borne by the Partnership.

“New Holder Date” means the date on which any Person other than the Initial Holder or an Affiliate of the Initial Holder acquires the beneficial ownership of any of the Series T-1 Interests after and as a result of a default by the Initial Holder under the Southern Diversified Timber Loan; provided, however, that the Lender shall be deemed not to be an Affiliate of the Initial Holder.

“Preferred Return” means any and all distributions to be made to the holder or holders of the Series T-1 Interest pursuant to Section 4(a) of this Supplement.

“Qualified Appraiser” means an appraiser who is not an Affiliate of any Partner and has not been an employee of any Partner or any Affiliate of any Partner at any time, who is qualified to appraise the asset and is a member of the Appraisal Institute (or any successor association or body of comparable standing if such Institute is not then in existence) and who has held his or her certificate as an M.A.I. or its equivalent for a period of not fewer than ten (10) years, and has been actively engaged in the appraisal of timberlands in the jurisdiction of the timberlands being appraised immediately preceding his or her appointment under this Agreement.

“Redemption and Liquidation Price” means, as of any date of determination, the sum of (i) the Base Amount plus (ii) all accrued and unpaid Preferred Return and Additional Preferred Return, if any, as of such date.

“Timberlands Preferred Limited Partnership Interest” means a series of Preferred Limited Partnership Interest issued to a Person (a “Timberlands Limited Partner”) in connection with the direct or indirect contribution by the Partnership or any Affiliate thereof of timberlands to another Person or its Affiliate and such Person or its Affiliate extends credit to the Timberlands Limited Partner.

Section 2. Provisions of the Partnership Agreement Apply.

Unless inconsistent with any provision of this Supplement, the provisions of the Partnership Agreement shall apply to and govern the Series T-1 Interest and the rights and obligations of any holder thereof. The provisions of this Supplement shall be incorporated into and become part of the Partnership Agreement, and, to the extent inconsistent with any provision of the Partnership Agreement, shall govern.

Section 3. Required Capital Contributions

Immediately after receiving the proceeds of the Southern Diversified Timber Loan, the Initial Holder shall contribute $783,000,000 in cash to the Partnership, in exchange for which the Series T-1 Interest shall be issued to the Initial Holder and the Initial Holder shall be admitted to the Partnership. No further capital contributions will be required with respect to the Series T-1 Interest.

Section 4. Current Distributions

(a) Preferred Return.

Prior to the liquidation of the Partnership or the redemption of the Series T-1 Interest in full, a holder of the Series T-1 Interest will be entitled to receive cash distributions at the annual rate of 7.375% multiplied by the Base Amount, payable on the last day of each Distribution Period.

(b) Additional Preferred Return

If any payment of Preferred Return or Redemption and Liquidation Price is not made in full when due, the holders of the Series T-1 Interest will be entitled to receive, in addition to the cash distributions described in Section 4(a), cash distributions at an annual rate of 2% multiplied by the Base Amount. Such amounts shall be payable in full on the last day of the next succeeding Distribution Period. Such distributions shall continue to accrue until such Preferred Return or Redemption and Liquidation Price (as the case may be) has been paid in full.

(c) All computations of Preferred Return and Additional Preferred Return shall be made on the basis of a year of 360 days consisting of twelve 30 day months. Preferred Return shall begin to accrue on the day on which the Series T-1 Interest is issued to the Initial Holder under Section 3(a), but neither Preferred Return nor, if applicable, Additional Preferred Return shall accrue on the Base Amount or any portion thereof, for the day on which the Redemption and Liquidation Price or any portion thereof is paid.

(d) No Other Current Distributions

Prior to any transfer of the Series T-1 Interest incident to a default on the Southern Diversified Timber Loan, holders of the Series T-1 Interest will not be entitled to receive any current distributions in excess of the Preferred Return and Additional Preferred Return. After the transfer of the Series T-1 Interest, the holder of the Series T-1 Interest shall continue to be entitled to distributions of Preferred Return and Additional Preferred Return as well as the distributions described in Section 5.

(e) Priority

When the Partnership does not have sufficient funds available to pay in full all Preferred Return and Additional Preferred Return on the Series T-1 Interest and to pay preferred return and additional preferred return then due on any other series of Preferred Limited Partnership Interests, all distributions of Preferred Return and Additional Preferred Return on the Series T-1 Interest and similar payments due on any other series of Preferred Limited Partnership Interests shall be paid ratably in accordance with each applicable Limited Partner’s Redemption and Liquidation Price. Unless (i) the Preferred Return and Additional Preferred Return on the Series T-1 Interest and on any other Series of Preferred Limited Partnership Interests for all prior Distribution Periods has been paid in full and (ii) the Preferred Return and Additional Preferred Return on the Series T-1 Interest for the current Distribution Period has been deposited into a segregated account subject to a control agreement in favor of the Lender in the form provided by the bank in which the Partnership’s funds are deposited, no distributions shall be made with respect to any Common Limited Partnership Interest; provided, however, that the Partnership shall not be prohibited from distributing amounts to the Initial Limited Partner to the extent that such distribution is necessary to maintain the Initial Limited Partner’s qualification as a real estate investment trust for federal income tax purposes, as determined in the General Partner’s reasonable discretion.

Section 5. Distributions After Default

In addition to receiving the Preferred Return and the Additional Preferred Return, if the Series T-1 Interest is transferred to any Person after and as a result of a default by the Initial Holder under the Southern Diversified Timber Loan, then commencing on the New Holder Date the holder of the Series T-1 Interest will become entitled to share in all distributions made to the Common Limited Partners by the Partnership under Article VI or Article XIV of the Partnership Agreement as if it were a Common Limited Partner. The holder of the Series T-1 Interest shall be deemed to have a Contingent Participating Interest as of the New Holder Date equal to the percentage equivalent of a fraction, the numerator of which is one percent (1%) of the Redemption and Liquidation Price, and the denominator of which is the excess of (A) the total Fair Market Value of the Partnership’s assets net of the Partnership’s liabilities as of the New Holder Date over (B) the Redemption and Liquidation Price, provided, however, that in no event shall the Contingent Participating Interest exceed one percent (1%) of the total Percentage Interests in the Partnership. For the avoidance of doubt, the calculation of the Contingent Participating Interest shall have no effect on the amount or priority of the Redemption and Liquidation Price. After the New Holder Date, the Percentage Interest of the Series T-1 Interest shall be subject to adjustment in the same manner as for Common Limited Partnership Interests to take into account admissions or withdrawals of additional partners, contributions and other similar events.

Section 6. Liquidation Preference

(a) Preference on Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, before any payment or distribution shall be made with respect to the Common Limited Partnership Interests, the holders of Series T-1 Interests shall be entitled to receive timberlands from the Partnership with a Fair Market Value equal to the Redemption and Liquidation Price. The selection of timberlands to be distributed to the holders of the Series T-1 Interest pursuant to this Section 6(a) shall be made by the General Partner in its reasonable discretion but in any event subject to the appraisal procedure set forth in the definition of “Fair Market Value” set forth in Section 1 and without discrimination against any particular series or class of Preferred Limited Partnership Interests.

(b) Allocation if Assets Insufficient

If upon any liquidation, dissolution or winding up of the Partnership, its available assets distributable to the holders of Series T-1 Interest shall be insufficient to pay in full the “Redemption and Liquidation Price” for all applicable series of Preferred

Limited Partnership Interests, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series T-1 Interests and any such other Preferred Limited Partnership Interests ratably in accordance with each such holder’s “Redemption and Liquidation Price”.

Section 7. Capital Accounts; Allocations

(a) Capital Accounts

If the Partnership becomes classified as a partnership for federal income tax purposes, the Partnership shall establish and maintain a Capital Account for each holder of a Series T-1 Interest in accordance with Section 5.2 of the Partnership Agreement. The initial Capital Account for the holder of the Series T-1 Interest shall be equal to the lesser of (i) the sum of the Base Amount and all accrued and unpaid Preferred Return and Additional Preferred Return as of such date and (ii) the total Fair Market Value of the Partnership’s assets net of the Partnership’s liabilities as of the New Holder Date.

(b) Net Income.

For each period after the Partnership becomes classified as a partnership for federal income tax purposes, after adjustment of their Capital Accounts for all distributions made during such period and giving effect to the special allocations set forth in Section 5.3(d) of the Partnership Agreement, the holders of the Series T-1 Interests shall be allocated amounts of Net Income of the Partnership as follows:

(i) To the extent that Net Losses have been allocated to Preferred Limited Partnership Interests under Section 7(c), Net Income shall be allocated to Preferred Limited Partnership Interests.

(ii) 100% of the Net Income shall be allocated to the Preferred Limited Partnership Interests (ratably in accordance with their respective liquidation preferences) until the sum of the Capital Account balances of the holders of the Preferred Limited Partnership Interests equals the sum of the Redemption and Liquidation Price of all holders of Preferred Limited Partnership Interests, any unpaid preferred return of any such holder, and any unpaid additional preferred return of any such holder as of the end of such period, before any Net Income is allocated to the General Partner or the Common Limited Partnership Interests; and

(iii) after the New Holder Date, the Contingent Participating Interest shall share, in accordance with its Percentage Interest, in any Net Income remaining to be allocated pursuant to Section 5.3(a) of the Partnership Agreement.

(c) Net Loss

For each period after the Partnership becomes classified as a partnership for federal income tax purposes, after adjustment of their Capital Accounts for all distributions made during such period and giving effect to the special allocations set forth in Section 5.3(d) of the Partnership Agreement, the holders of the Series T-1 Interests shall be allocated amounts of Net Loss of the Partnership as follows:

(i) after the New Holder Date, the Contingent Participating Interests shall share, in accordance with their Percentage Interests, in allocations of Net Loss made pursuant to Section 5.3(b) of the Partnership Agreement until the Capital Accounts of the Common Limited Partners have been reduced to zero; and

(ii) then the Preferred Limited Partnership Interests shall be allocated the remaining Net Loss until their Capital Account balances have also been reduced to zero.

(d) Other Preferred Classes

Notwithstanding Sections 7(b)(i) and 7(c), if the Partnership issues any other Preferred Limited Partnership Interests, Net Income or Net Loss of the Partnership shall be allocated among the holders of the Series T-1 Interest and the holders of such Preferred Limited Partnership Interests ratably in accordance with their respective “Redemption and Liquidation Price”.

(e) Code Section 704(c)

For purposes of this Supplement and the avoidance of doubt, Net Income shall not include any item of income or gain for federal income tax purposes that is subject to Section 704(c) of the Code. In the event the Partnership becomes classified as a partnership for federal income tax purposes as a result of the transfer of the Series T-1 Interest to the Lender on the New Holder Date, all of the built-in gain or loss and all of the properties of the Partnership on such date shall be treated as 704(c) gain or loss allocable to the General Partner and the holders of the Common Limited Partnership Interests pursuant to Section 5.4 of the Partnership Agreement. If prior to the New Holder Date the Partnership becomes classified as a partnership for federal income tax purposes as a result of a Person other than the General Partner or an Affiliate thereof or the Initial Limited Partner or an Affiliate thereof acquiring a Partnership Interest then upon the request of the Holder of the Series T-1 Interest, the General Partner shall make an election under Section 754 of the Code effective as of the New Holder Date. On the date the Partnership becomes classified as a partnership for federal income tax purposes, it will apply Section 704(c) of the Code to determine the allocation of the amount of any built-in gain or loss in the assets of the Partnership.

Section 8. Redemption

(a) Mandatory Redemption

Subject to Section 8(b) below, on the Maturity Date (as such term is defined in the Credit Agreement and without giving effect to any acceleration of the Southern Diversified Timber Loan), the Partnership shall redeem the Series T-1 Interest for an amount equal to the Redemption and Liquidation Price. The Partnership shall pay the Redemption and Liquidation Price in cash (to the extent available and, to the extent not available, in timberlands), via a distribution to the holder of the Series T-1 Interest in an amount equal to (or a Fair Market Value equal to, in the case of any such distribution made in the form of timberlands) the Redemption and Liquidation Price. The selection of any timberlands to be distributed shall be made by the General Partner in its reasonable discretion but in any event subject to the appraisal procedure set forth in the definition of “Fair Market Value” set forth in Section 1 and without discrimination against any particular series or class of Preferred Limited Partnership Interests.

(b) Limitation on Mandatory Redemption

Notwithstanding Section 8(a), the mandatory redemption set forth in Section 8(a) shall not apply in the event of a default on the Southern Diversified Timber Loan and a foreclosure on the Series T-1 Interest. Further, in the event any portion of the Redemption and Liquidation Price is not paid when due, such unpaid Redemption and Liquidation Price shall be distributable only upon liquidation of the Partnership.

(c) Status of Redeemed Interest

If the Series T-1 Interest is redeemed, purchased or reacquired by the Partnership in any manner, after such redemption, purchase or acquisition, the holder of the Series T-1 Interest shall cease being a Preferred Limited Partner of the Partnership and shall have no further rights against the Partnership.

Section 9. Voting Rights

(a) No Voting Rights

Holders of the Series T-1 Interest shall not have any voting or other management rights with respect to the Partnership, except as provided by law and as set forth below.

(b) Amendments to Partnership Agreement

Notwithstanding anything to the contrary in the Partnership Agreement, no amendment to the Partnership Agreement may be made without the prior written approval of the holder of the Series T-1 Interest (or, if held by more than one person, of holders of a majority of such interests based on Redemption and Liquidation Price) if such amendment would adversely affect the rights of the holders of the Series T-1 Interest to distributions or to payment of the Redemption and Liquidation Price upon a redemption of the Series T-1 Interest or on liquidation of the Partnership; provided, that any amendment of the Partnership Agreement for the purpose of issuing, from time to time, one or more series of Preferred Limited Partnership Interests with a right to distributions or to payment of a redemption and liquidation price upon a redemption of such interest or on liquidation of the Partnership that is not senior to the preferential right of the holders of the Series T-1 Interest to distributions or to payment of the Redemption and Liquidation Price upon a redemption of the Series T-1 Interest or on liquidation of the Partnership shall be deemed not to adversely affect the rights of the holders of the Series T-1 Interest. The Lender is a third party beneficiary of this Supplement, and this Supplement cannot be amended without the consent of the Lender.

Section 10. Transfers

Any holder of the Series T-1 Interest may (i) pledge, mortgage and assign such Interest for security purposes to secure indebtedness for borrowed money and (ii) subject to compliance with Section 11.4 of the Partnership Agreement, sell, assign, transfer, grant a license to use or otherwise dispose of the Series T-1 Interest (each of the foregoing, a “Disposal”) at public or private proceedings to any pledgee, mortgagee or secured party or any other Person, including any Person succeeding to such pledgee’s, mortgagee’s or secured party’s interest therein, in connection with a foreclosure of such pledge, mortgage or security interest, in the case of each of the foregoing (i) and (ii), without the consent of any Partner. Upon any Disposal to any person in connection with the foreclosure of the Series T-1 Interest by the Lender (or any successor thereto), subject to the satisfaction of any applicable legal or statutory requirements, the transferee in such Disposal shall become a substitute Limited Partner without the consent of any other Partner. This Section 10 shall be binding on all Partners and shall be incorporated into the Partnership Agreement by this reference.

Section 11. Article 8 Opt-In

Each of the Series T-1 Interests is a security governed by Article 8 of the Uniform Commercial Code of the State of Delaware. The Partnership shall certificate the Series T-1 Interests upon the request of any holder thereof.

Section 12. Certain Restrictions on Terms of Non-Timberlands Preferred Interests.

Notwithstanding anything in the Partnership Agreement to the contrary, so long as all or any portion of the Series T-1 Interest is outstanding, the Partnership shall not (i) issue any series of Preferred Limited Partnership Interest (other than Timberlands Preferred Limited Partnership Interests) that is subject to mandatory redemption (i.e., giving the holder the right to require that its interest be redeemed), prior to April 2, 2016 or (ii) otherwise redeem any series of Preferred Limited Partnership Interest (other than Timberlands Preferred Limited Partnership Interests) earlier than such date, unless, in the case of this clause (ii), the Lender or its successor shall consent to such redemption.

IN WITNESS WHEREOF, the General Partner has caused this Supplement to be duly executed as of this 7th day of October 2008.

PLUM CREEK TIMBER I, L.L.C.

By:	/s/ Joan K. Fitzmaurice
Name:	Joan K. Fitzmaurice
Title:	Vice President, Corporate Communications, Audit and Financial Services